Exhibit 99.1

Bio-Techne Announces Changes to its Leadership Team

●	Dr. Matt McManus to transition from his role as President, Diagnostics and Spatial Biology Segment, effective March 1, 2026
●	Steve Crouse, Senior Vice President of Bio-Techne's Analytical Solutions Division, has been appointed President, Diagnostics and Spatial Biology Segment, effective March 1, 2026

MINNEAPOLIS — Feb. 11, 2026 — Bio-Techne Corporation (NASDAQ: TECH) today announced that Dr. Matt McManus, President of Bio-Techne's Diagnostics and Spatial Biology Segment, will be transitioning from his role, effective March 1, 2026, and will remain with Bio-Techne for a period of time to support a smooth transition.

Steve Crouse, currently Senior Vice President of Bio-Techne's Analytical Solutions Division, has been appointed President, Diagnostics and Spatial Biology Segment.

Steve has over two decades of experience as a senior life sciences leader at various companies. As Senior Vice President, Analytical Solutions Division, he is responsible for Bio-Techne’s portfolio of protein analysis instruments and immunoassays and has driven strategic initiatives, successfully launched several innovative platforms and delivered strong growth during his four-year tenure. Before joining Bio-Techne, he most recently served as General Manager of Thermo Fisher Scientific’s Protein Detection and Quantification business unit.  He has an MBA from the Marshall School of Business at the University of Southern California and a M.S. in Biochemistry from Georgetown University.

“Matt has played a key role in optimizing our organization, including driving the strategic divestiture of the Exosome business. I thank Matt for his strong leadership, positive impact on our business, and the legacy he leaves with our people, culture and innovation,” said Kim Kelderman, President and Chief Executive Officer, Bio-Techne. “I’m delighted that Steve will be stepping up to take on the role of President, with his strong track record, visionary leadership, and over 20 years’ experience in advancing innovative life science solutions making him an ideal fit for this role.”

Kelderman added, “I’m excited for Steve to work with Will Geist, President of Bio-Techne's Protein Sciences Segment, to drive Bio-Techne's next phase of growth.”

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About Bio-Techne
Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With hundreds of thousands of products in its portfolio, Bio-Techne generated over $1.2 billion in net sales in fiscal 2025 and has approximately 3,100 employees worldwide. For more information on Bio-Techne and its brands, please visit https://www.bio-techne.com or follow the Company on social media at LinkedIn, X, or YouTube.

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